EXHIBIT 2.7

                             SHAREHOLDER AGREEMENT

                                  by and among

                        SYKES ENTERPRISES, INCORPORATED

                                      and

                        HEALTHPLAN SERVICES CORPORATION

                               -----------------

                               DECEMBER 18, 1997

                               -----------------

                               TABLE OF CONTENTS

1. ORGANIZATION AND PURPOSE ..........................................  1
   1.1.  Formation ...................................................  1
   1.2.  Name ........................................................  1
   1.3.  Scope and Purpose of Business ...............................  1
   1.4.  Articles of Incorporation and Bylaws ........................  2
   1.5.  Registered Office/Location of Facilities ....................  2
   1.6.  Authorized Capital ..........................................  2
   1.7.  No Partnership or Joint Venture .............................  2

2. CAPITAL CONTRIBUTIONS .............................................  2
   2.1.  Initial Contributions .......................................  2
   2.2.  Method of Payment ...........................................  2
   2.3.  Lending Commitment ..........................................  2
   2.4.  Issuance of Shares ..........................................  4

3. VOTING OF SHARES AND GOVERNANCE OF NEWCO ..........................  4
   3.1.  Number of Directors .........................................  4
   3.2.  Voting Agreement ............................................  4
   3.3.  Vacancies ...................................................  4
   3.4.  Removal .....................................................  4
   3.5.  Actions by Board of Directors to Follow Shareholder Consent .  5
   3.6.  Actions by Board of Directors Requiring a Super Majority
            Vote .....................................................  5
   3.7.  Budget and Business Plans ...................................  7
   3.8.  Dividends ...................................................  7
   3.9.  Fiscal Year .................................................  7
   3.10. Books and Records ...........................................  7
   3.11. Reports .....................................................  8
   3.12. Severance of Business Relationship Upon Deadlock of Board of Directors or Investor Shareholders or Upon Change of
            Control ..................................................  8

4. PREEMPTIVE RIGHTS, RIGHT OF FIRST REFUSAL, TAG-ALONG RIGHTS ....... 10
   4.1.  Definitions ................................................. 10
   4.2.  Preemptive Rights ........................................... 11
   4.3.  Right of First Refusal ...................................... 12
   4.4.  Sale of Shares to a Third Party ............................. 13
   4.5.  Determination of Share Value ................................ 14
   4.6.  Remedy for Violation ........................................ 15
   4.7.  Endorsement on Certificates Evidencing Shares ............... 16

5.  REPRESENTATIONS AND WARRANTIES ................................... 16
    5.1.  Corporate .................................................. 16
    5.2.  Authority .................................................. 17
    5.3.  No Violation ............................................... 17

6.  OTHER MATTERS .................................................... 17
    6.1.  Noncompetition; Confidentiality ............................ 17
    6.2.  HSR Act Filings ............................................ 20
    6.3.  Subcontract for Existing Call Center Services of HPS ....... 20
    6.4.  Support Service Contract ................................... 20
    6.5.  Sykes Call Center Support .................................. 20
    6.6.  Guarantee of Acquisition Line of Credit .................... 20

7.  CONDITIONS PRECEDENT TO OBLIGATIONS .............................. 21
    7.1.  Representations and Warrants True on the Closing Date ...... 21
    7.2.  Compliance With Agreement .................................. 21
    7.3.  Absence of Suit ............................................ 21
    7.4.  Consents and Approvals ..................................... 22

8.  CLOSING .......................................................... 22
    8.1.  Documents to be Delivered by Sykes and HPS ................. 22
    8.2.  Organizing Meeting ......................................... 22

9.  TERMINATION ...................................................... 22
    9.1.  Survival of Agreement ...................................... 22
    9.2.  Termination ................................................ 22
    9.3.  Consequences of Termination ................................ 23
    9.4.  Dissolution of Newco Upon Termination ...................... 23

10. FURTHER ASSURANCE ................................................ 23

11. DISCLOSURES AND ANNOUNCEMENTS .................................... 23

12. ASSIGNMENT; PARTIES IN INTEREST .................................. 23
    12.1. Assignment ................................................. 23
    12.2. Parties in Interest ........................................ 24

13. RESOLUTION OF DISPUTES ........................................... 24
    13.1. Arbitration ................................................ 24
    13.2. Arbitrators ................................................ 24
    13.3. Procedures; No Appeal ...................................... 24
    13.4. Authority .................................................. 25

    13.5. Entry of Judgement ......................................... 25
    13.6. Confidentiality ............................................ 25
    13.7. Continued Performance ...................................... 25
    13.8. Tolling .................................................... 25
    13.9  Expenses of Arbitration .................................... 25

14. LAW GOVERNING AGREEMENT .......................................... 25

15. AMENDMENT AND MODIFICATION ....................................... 26

16. NOTICE ........................................................... 26

17. EXPENSES ......................................................... 27
    17.1. Brokerage .................................................. 27
    17.2. Pre-Closing Expenses ....................................... 27
    17.3. Other ...................................................... 27
    17.4. Costs of Litigation or Arbitration ......................... 28

18. ENTIRE AGREEMENT ................................................. 28

19. COUNTERPARTS ..................................................... 28

20. HEADINGS ......................................................... 28

21. FURTHER DOCUMENTS ................................................ 28

                                    EXHIBITS

Exhibit A ............................ Articles of Incorporation of Newco
Exhibit B ............................................... Bylaws of Newco
Exhibit C ............................................... Loan Agreements
Exhibit D ......................................................... Notes

Pursuant to applicable law, the Company will furnish supplementally any omitted Exhibit to the Securities and Exchange Commission upon request.

                             SHAREHOLDER AGREEMENT

     THIS SHAREHOLDER AGREEMENT ("Agreement") is made and entered into on December 18, 1997, by and among SYKES ENTERPRISES, INCORPORATED, a Florida corporation ("Sykes"), and HEALTHPLAN SERVICES CORPORATION, a Delaware corporation ("HPS") (Sykes and HPS are sometimes referred to individually as an "Investor Shareholder" and together with those persons signing from time to time as a shareholder are referred to individually as a "Shareholder" and collectively as the "Shareholders").

     Upon the formation of Sykes HealthPlan Services, Inc. ("Newco") pursuant to
Section 1.1 below, Newco shall also become a party to this Agreement.

     WHEREAS:

         A. HPS is a provider of marketing, administration and risk management services and solutions for health and other benefit programs;

         B. Sykes provides information technology outsourcing services, including information technology support services and information technology development services and solutions;

         C. Sykes and HPS desire to establish a new business venture for the purpose of providing information technology support services through call centers for health insurance, managed care and other benefits programs;

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1. ORGANIZATION AND PURPOSE

         1.1. FORMATION. As soon as practicable following the execution of this Agreement and pursuant to the terms and conditions of this Agreement, Sykes and HPS shall organize a new Florida corporation.

         1.2. NAME. The name of Newco shall be Sykes HealthPlan Services, Inc. If such name is unavailable, Sykes and HPS shall promptly agree on another name.

         1.3. SCOPE AND PURPOSE OF BUSINESS. The purpose of Newco shall be to build, own and operate call centers focused on customer services related to the insurance industry, health care management services and such other health industry related services as may be approved from time to time by the requisite vote of the Board of Directors of Newco, and to market and sell such services throughout the United States.

         1.4. ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of Newco shall be substantially in the form of Exhibits A and B hereto, respectively. Each of the Shareholders shall take, and shall cause the director or directors of Newco elected by it to take, all actions necessary to ensure that the Articles of Incorporation and Bylaws of Newco do not at any time conflict with the provisions of this Agreement.

         1.5. REGISTERED OFFICE/LOCATION OF FACILITIES. The administrative offices of Newco shall first be located at Tampa, Florida.

         1.6. AUTHORIZED CAPITAL. The aggregate number of shares which Newco shall initially have authority to issue shall be Ten Million (10,000,000) shares of Class A voting common stock having a par value of $.01 per share (the "Shares") and Two Million (2,000,000) shares of Class B nonvoting common stock having a par value of $.01 per share.

         1.7. NO PARTNERSHIP OR JOINT VENTURE. The parties acknowledge that Newco, as a newly formed Florida corporation, constitutes an independent and distinct legal entity. Neither this Agreement nor any other document delivered in connection herewith, nor any prior agreements, actions or omission shall in any respect be interpreted, deemed or construed as making any Shareholder a partner or joint venturer with Newco or any other Shareholder or any of them, and the parties agree not to make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding.

2.   CAPITAL CONTRIBUTIONS

         2.1 INITIAL CONTRIBUTIONS. At the Closing, Sykes and HPS shall each subscribe for and make initial capital contributions to Newco of $2,959,200.

         2.2. METHOD OF PAYMENT. All payments under this Article 2 shall be made by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

         2.3. LENDING COMMITMENT.

              (a) At the Closing, Sykes and HPS shall each commit to make available to Newco a term loan in the amount of $9,040,800 which shall be drawn upon by Newco from time to time in increments of $100,000 (the "Loans"). The Loans shall require quarterly interest only payments with all outstanding principal and interest due three (3) years from the date hereof. Such lending commitment and loan shall be evidenced, and described in further detail, by Loan Agreements in forms of each Exhibit C hereto (the "Loan Agreements"). and the related forms of promissory notes of Newco also included in Exhibit D hereto (the "Notes").

              (b) Sykes and HPS shall each fund 50% of the total Loans. All payments by Newco of principal and interest shall be applied pro rata to the respective loans from Sykes and HPS. Sykes and HPS further covenant among themselves that in the event action to collect the Loans becomes necessary or desirable, Sykes and HPS shall coordinate and cooperate, in good faith, to collect the Loans and shall share the net proceeds (after payment of all costs and expenses of collection, including reasonable attorneys fees) ratably so that Sykes and HPS each receive simultaneous payment of an amount that is equal to the ratio of (A) the total amount of indebtedness of Newco owned to each of them on the Loans, respectively, from time to time, and at each relevant time, to (B) the aggregate amount of indebtedness of Newco to both of them on the Loans, from time to time, and at each relevant time until the aggregate indebtedness of Newco to each of them has been paid in full. Sykes and HPS shall promptly give written notice to the other of the occurrence of "default" or "event of default" or any condition or event that, with notice or lapse of time, or both, would give such party the right to accelerate payment of any indebtedness of Newco owned to it under any agreement, instrument or document to which Newco is a party. Sykes and HPS also shall promptly give written notice to the other if it demands payment of, or takes action to collect, its Loan. Sykes and HPS covenant among themselves that they shall not amend their respective Loan Agreements or take any collateral or security for their Loans without the consent of the other, it being the intention of both that their Loan Agreement should contain identical provisions to make their Loans pari passu to the greatest extent possible. Sykes and HPS covenant among themselves to execute and deliver such other and further documents and instrument as may be necessary or desirable to implement fully or evidence further the provisions of this Section 2.3.(b).

          (c) The parties acknowledge that if either Investor Shareholder defaults in its obligations to fund its share of the Loans, as provided in subsections (a) and (b) above, and such borrowing has previously been approved by Newco's Board of Directors pursuant to the terms of the annual Budget adopted in accordance with Section 3.6, then the nondefaulting Investor Shareholder shall have the right, but not the obligation, to fund the shortfall pursuant to a senior convertible note issued by Newco and Newco shall have the right to borrow from the nondefaulting Investor Shareholder upon the following terms and conditions: (i) the loan shall be due and payable on demand; (ii) Newco shall pay interest on the principal balance at five percent (5%) in excess of the 30-day LIBOR Rate; (iii) the senior convertible note (which shall be subordinate to Newco's senior bank credit facility) shall be senior in payment and priority to all Loans payable to either Investor Shareholder; (iv) at the option of the nondefaulting Investor Shareholder, the senior convertible note shall be convertible, in whole or in part, into Shares, at a conversion price per share equal to the original purchase price paid for Shares at Closing (determined by dividing the initial capital contributions from the Investor Shareholders to Newco by the total number of Shares issued to the Investor Shareholders, with an appropriate adjustment for any stock splits) if the defaulting Investor Shareholder does not refinance the senior convertible note (i.e., fund its pro rate share of all Loans so that the senior convertible note is repaid by Newco), within six months of the date funds are advanced by the nondefaulting Investor Shareholder; and (v) if any Investor Shareholder converts more than $5 million (in the aggregate) of senior convertible notes to Shares, the super majority voting requirements (including Sections 3.5 and 3.6), voting agreement concerning election of directors (including Section 3.2, 3.3 and 3.4) and all other provisions of this Agreement designed to give shared control of Newco to each Investor Shareholder shall no longer apply, thereby providing, among other things, that the nondefaulting Investor Shareholder shall have control of Newco's Board of Directors. The Shareholders and Newco shall have the right to implement this subsection (c) and Newco shall have the right to borrow pursuant to the senior convertible notes contemplated herein, without any further approval or action by any Shareholder or any director nominated or designated by the defaulting Investor Shareholder, and the Shareholders covenant among themselves to take such further actions and to execute and deliver such other and further documents and instruments as may be necessary or desirable to implement fully or evidence further the provisions of the Section 2.3(c).

          (d) The parties acknowledge and confirm that Sykes and HPS are arm's length lenders with the respect to the Loans. The parties acknowledge that Sykes and HPS shall exercise their respective remedies under the Notes and Loan Agreements to collect the Loans if Newco defaults.

     2.4 ISSUANCE OF SHARES. In exchange for the initial capital contribution described in Section 2.1, Sykes and HPS each shall be issued 5,000,000 Shares at the Closing.

3.   VOTING OF SHARES AND GOVERNANCE OF NEWCO

     3.1 NUMBER OF DIRECTORS. Each Shareholder agrees to vote its Shares and all Shares as to which the Shareholder is entitled to exercise voting power at any meeting of shareholders in favor of a resolution fixing the number of directors of Newco at two (2), or such greater number as Sykes and HPS may mutually agree from time to time.

     3.2 VOTING AGREEMENT. Each Shareholder agrees to vote its Shares in favor of one individual (or if the number of directors is increased to more than two, one-half of the total directors at each relevant time) who shall be nominated as a director by Sykes (the "Sykes Directors") and in favor of one individual (or if the number of directors is increased to more than two, one-half of the total directors at each relevant time) who shall be nominated as a director by HPS (the "HPS Directors").

     3.3 VACANCIES. In the event of a vacancy on the Board of Directors with respect to a Sykes Director, each Shareholder agrees to vote it Shares and all Shares as to which the Shareholder is entitled to exercise voting power for any individual nominated in writing by Sykes; and in the event of a vacancy on the Board of Directors with respect to a HPS Director, each Shareholder agrees to vote its Shares as to which the Shareholder is entitled to exercise voting power for an individual nominated in writing by HPS. Until any such vacancy is filled, the Board of Directors shall not take any action unless the Shareholder with the right to fill the vacancy consents in writing.

     3.4. REMOVAL. Newco agrees to call meetings of its Board of Directors to be held at least quarterly. If at any time between meetings of Shareholders of Newco, Sykes or HPS shall request the right to remove one or more of the Sykes Directors or one or more of the HPS Directors, respectively, which were originally nominated by such party or to elect or appoint to the Board of Directors a nominee to which it is entitled pursuant to this Article 3, each party hereto shall use its best efforts to bring about the immediate removal of such director or the election or appointment of such nominee to the Board of Directors, as the case may be.

     3.5 ACTIONS BY BOARD OF DIRECTORS TO FOLLOW SHAREHOLDERS CONSENT. The Board of Directors shall not take any of the following actions, except upon the prior affirmative vote of not less than 90% of the total number of the then outstanding shares of the capital stock of Newco entitled to vote thereon, or with the written consent of such Shareholders:

          (a) sale of all or substantially all of the assets of Newco or any of its subsidiaries;

          (b) any material acquisition (including acquisition of stock or assets) of any other company, business or enterprise;

          (c) any merger or consolidation involving Newco or any of its subsidiaries or the dissolution or liquidation of Newco or any of its subsidiaries;

          (d) any payment of any dividend in cash or property other than cash by Newco or redemption of any Shares;

          (e) any recapitalization, restatement of assets, reduction of capital or other change in the capitalization of Newco or its subsidiaries;

          (f) any issuance or reissuance or agreement to issue or reissue any capital stock of Newco or any option or warrant for, or any security convertible into, any capital stock of Newco;

          (g) any filing of any registration statement of the Securities Act of 1933, as amended;

          (h) the amendment to the Articles of Incorporation or Bylaws of Newco;

          (i) the acquisition by Newco of material assets unrelated to the business described in Section 1.3 of this Agreement; or

          (j) engaging in a material line of business other than the business described in Section 1.3 of this Agreement.

     3.6 ACTIONS BY BOARD OF DIRECTORS REQUIRING A SUPER MAJORITY VOTE. The Board of Directors shall not take any of the following actions, except upon the prior affirmative vote of all of the directors:

         (a) approval or revision of the annual Budget in form acceptable to the Board of Directors setting forth the estimated receipts and expenditures of, capital expenditures of, and reasonable reserves for working capital for, Newco for the succeeding calendar year;

         (b) capital improvements or expenditures (including capitalized leases and interest costs) in excess of $50,000 which are not included in the Budget approved by the Board of Directors:

         (c)  filing of bankruptcy;

         (d) any issuance, reissuance or redemption by Newco of any shares of its capital stock or securities convertible into or exchangeable for shares of such stock, including any options, warrants or other rights to purchase or otherwise acquire any shares of such stock or securities convertible into or exchangeable for such stock;

         (e)  any declaration of dividends by Newco;

         (f) the selection of corporate officers of Newco and the determination of the compensation and benefits payable to each such officer;

         (g) any proposal for Newco to (i) create, assume or incur, or become liable in respect of, any indebtedness in excess $100,000 per obligation, except for accounts payable under the relevant lease would exceed $100,000,
(iii) acquire the securities of, make any other investment in, any other person, or (iv) make loans, provide guarantees or otherwise extend or pledge credit to others with respect to any such loan, guarantee, extension or pledge, except endorsements and extensions of credit in the ordinary course of operations of Newco;

         (h) any proposal for Newco to confess any judgment against Newco or create, assume, incur, or suffer to be created, assumed or incurred or to exist, any mortgage, pledge, encumbrance, lien or charge of any kind (each, a "Lien") upon any of the assets or properties of Newco, or to acquire or hold or agree to acquire or hold any such assets or properties subject to any such Lien if such Lien is proposed in connection with any proposal referred to in paragraph (g) above except in the normal course of business and in accordance with the Budget approved by the Board of Directors;

        (i) any proposal for Newco to sell or transfer any assets of Newco valued in excess of $10,000 in one or a series of related transactions not in the ordinary course of business;

        (j) any proposal to enter into any contract, obligation, commitment, capital investment, or any other program involving aggregate expenditures reasonably estimated to be in excess of $200,000;

        (k) any proposal for Newco to acquire the capital stock or assets of another entity;

        (l) any proposal to select or change Newco's independent auditors, legal counsel or any outside consultant which shall be paid more than $75,000 during any fiscal year;

        (m) make a gift, loan, advance or political contribution to any person, except loans and advances to employees of up to $2,500 for ordinary and necessary business expenses;

        (m) any decision whether to redeem or to purchase any Shares pursuant to the Right of First Refusal contained in Section 4.3 of this Agreement or the assignment of such right to a third party. (In deciding whether to exercise a Right of First Refusal with respect to a disposing Investor Shareholder's Shares, any directors designated by, or who is an officer, director, employee or agent of the disposing Investor Shareholder, shall abstain from voting to the extent necessary to avoid a conflict of interest and such director's affirmative vote shall not be necessary to approve such action); and

        (o)  determination of the Determined Value of Shares pursuant to
Section 4.5 of this Agreement.

     3.7 BUDGET AND BUSINESS PLANS. Before the beginning of each fiscal year management of Newco shall prepare and present to the Board of Directors of Newco for its approval an annual budget and multi-year business plans for Newco in accordance with timing, format and instructions to be determined by the Board of Directors of Newco. Newco's management shall use their reasonable good faith efforts to manage Newco's business pursuant to any business plan or budget approved by the Board of Directors, as it may be revised from time to time with approval of the Board.

     3.8 DIVIDENDS. Sykes and HPS currently anticipate that all of Newco's earnings will be retained for development and expansion of Newco's business and acknowledge and agree that Newco does not anticipate paying any dividends in the foreseeable future. Notwithstanding the foregoing, dividend policy shall be vested in the Board of Directors as provided in this Agreement.

     3.9 FISCAL YEAR. The fiscal year of Newco shall end on December 31 of each year. The first fiscal year of Newco shall commence upon completion of the organization of Newco and shall end on the next succeeding December 31.

     3.10 BOOKS AND RECORDS. The Board of Directors of Newco, in consultation with its auditors, shall establish such books, records and accounts for Newco as are customary of corporations similarly situated and as accurately reflect the financial condition and position of Newco in accordance with generally accepted accounting principles. The books and records of Newco shall be subject to inspection by any Shareholder during ordinary business hours.

     3.11 REPORTS. Newco shall prepare and provide the Shareholders with unaudited monthly and quarterly financial statements (including a balance sheet and profit and loss statement), audited annual financial statement and such other reports as the Shareholders shall reasonably request. Newco's management shall consult regularly with the Investor Shareholders and provide the Investor Shareholders' designated representatives reasonable access to all books and records of Newco.

     3.12 SEVERANCE OF BUSINESS RELATIONSHIP UPON DEADLOCK OF BOARD OF DIRECTORS OR INVESTOR SHAREHOLDERS. In the event that the Board of Directors or Investor Shareholders are deadlocked on a material matter, and such deadlock continues for the longer of (a) three (3) consecutive meetings (including special meetings) or (b) ninety (90) days, either Sykes or HPS may institute a severance of business relationship as provided in this Section 3.12.

          (a) NOTICE OF INTENT TO PURSUE SEVERANCE. Sykes or HPS may send a Deadlock Notice to Newco and the other Investor Shareholder proposing a resolution of the deadlock and providing notice that if the proposal is not accepted by the other Investor Shareholder within twenty (20) days, Sykes or HPS may institute a severance of business relationship as provided below. A "Deadlock Notice" means a written notice to be delivered to Newco and each other Investor Shareholder by Sykes or HPS which shall state that a deadlock exists among the Board of Directors or the Investor Shareholders concerning a material issue, and shall describe Sykes or HPS's proposed resolution of the deadlock, and shall provide notice that unless the other Investor Shareholder accepts the proposal within twenty (20) days, Sykes or HPS may institute the severance of business relationship procedures pursuant to this Section 3.12.

         (b) INITIATION OF SEVERANCE. If the deadlock continues to exist for more than twenty (20) days after mailing of the Deadlock Notice provided in
Section 3.12.(a), for a period of thirty (30) days thereafter, Sykes or HPS, if it wishes to sever its relationship in Newco with the other Investor Shareholder, shall notify the other and Newco in writing (the "Severance Notice") stating that it wishes the severance to take place. If, however, neither Investor Shareholder delivers a severance notice within thirty (30) days following the Investor Shareholder's failure to accept the proposed resolution, then such severance opportunity will lapse as though the Deadlock Notice had never been given.

          (c) VALUATION OF NEWCO. Within five (5) days from the mailing of the Severance Notice, Sykes and HPS shall mutually select an independent investment banking firm (with whom neither Sykes nor HPS has an existing relationship at such time) to determine the fair market value price per share of Newco as a stand-alone entity (the "Determined Price Per Share"). If the parties cannot agree upon the selection of such independent investment banking firm, an investment banking firm who has not previously acted as a lead or co-lead on any offering for either of the parties or been retained to give investment or acquisition assistance to either of the parties shall be selected by Newco's independent outside legal counsel. The expenses relating to the engagement of such firm shall be shared equally by Sykes and HPS. Sykes and HPS shall have thirty (30) days after the receipt of the Determined Price Per Share (the "Negotiation Period") in which to negotiate a mutually agreeable outcome in which one Investor Shareholder shall sell to the other, all of its Shares at an agreed upon price per share (the "Severance Price"). In the event that Sykes and HPS are not able to reach an agreeable outcome during the Negotiation Period, Sykes and HPS shall then have five (5) business days in which to submit a bid (a "Severance Bid") containing the price per Share which the bidding Investor Shareholder is willing to pay for all of the other Investor Shareholder's Shares. Such

Serverance Bids shall be submitted to the outside counsel of Newco within five
(5) business days from the end of the Negotiation Period. In addition, each Severance Bid must be for a price per share which is at least equal to ninety percent (90%) of the Determined Price Per Share and must be an all cash, non-contingent, binding offer to purchase all, but not less than all of the Shares of the other Investor Shareholder. If, however, neither Investor Shareholder submits a Serverance Bid within such five (5) day period, then such severance opportunity will lapse as though the Deadlock Notice had never been given. At the end of such five (5) day period, Newco's outside counsel shall notify the Investor Shareholders of the highest bid. Thirty (30) days after the submission of the Severance Bids, the Investor Shareholder which submitted the highest Severance Bid shall purchase and the other Investor Shareholder shall sell all of the other Investor Shareholder's Shares at the price stated in the highest Severance Bid.

          (d) CLOSING. The purchase and sale of Shares as described above shall be closed in Newco's principal business office and all appropriate documents will be executed and delivered to effect the severance of the relationship and the sale of the Shares, free and clear of all liens, charges and encumbrances. The Severance Price shall be paid by the purchasers to the sellers in immediately available funds.

          (e) CONTINUED OPERATION. Newco shall continue to operate during any period of deadlock or dispute and during the continuance of any default under this Agreement (or alleged default), and in no event shall a deadlock, dispute or allegation of default interfere with the right of the directors and officers of Newco to operate within the scope of business activity contemplated by
Section 1.3 of this Agreement; provided, HOWEVER, that no action may be taken by the directors and officers that would prejudice the outcome of any matter in deadlock, any dispute or any allegation of default, except with the consent of 100% of the members of the Board of Directors; provided, HOWEVER, that the service activities (and all related marketing, administrative, and other activities) of Newco in accordance with the Business Plan and Budget shall not be stopped or delayed, except with the consent of 100% of the members of the Board of Directors.

          (f) ONLY EXERCISE IF SUBSTANTIAL BUSINESS DISAGREEMENT. The parties may only exercise the Severance Provisions of this Section 3.12 if the Investor Shareholders have a substantial disagreement regarding the management or future direction of Newco. Examples of areas of potential "substantial disagreements" include, without limitation, (i) whether Newco should go public, (ii) whether Newco should be sold, (iii) whether Newco should make a material acquisition
(iv) termination of a senior executive, and (v) whether to approve an annual business plan and budget. After delivery of a deadlock notice, the potential Severing Shareholder shall thereafter be available, upon reasonable prior notice, to meet with the Responding Shareholder (and in the case of Sykes or HPS, they shall make their respective chairmen and chief executive officers available to meet with each other) and discuss in good faith the potential resolution to the substantial disagreement. For a period of sixty (60) days following the expiration of such thirty (30) days prior written notice period, either Investor Shareholder may thereafter institute the Severance of Business Relationship as provided under subsection (b) of this Section 3.12. Notwithstanding the foregoing, the Responding Shareholder may prevent the Severance from occurring by accepting and agreeing to the resolution of the substantial disagreement proposed by the Severing Shareholder and agreeing to take such further action as the Severing Shareholder reasonable requests to implement such resolution. (Such agreement by the Responding Shareholder must be made by written notice delivered prior to the time that the Responding Shareholder is otherwise required to elect to buy or sell pursuant to subsection
(c) of this Section 3.12.

          (g) APPLICABILITY OF ARBITRATION. The right to initiate a severance of business relationship as described herein shall supersede the agreement to arbitrate a dispute contained in Section 13 of this Agreement, except that the parties shall arbitrate any dispute concerning whether a particular dispute constitutes a "deadlock on a material matter" as described herein.

          (h) REPAYMENT OF LOANS/RELEASE OF GUARANTEES. In the event of a severance of Business Relationship under this Section 3.12, at the Closing the purchasing Shareholder shall cause Newco to repay in full all Loans from the selling Shareholder and shall cause the selling Shareholder to be released from all guarantees of Newco's indebtedness.

     4.   PREEMPTIVE RIGHTS, RIGHT OF FIRST REFUSAL, TAG-ALONG RIGHTS

          4.1 DEFINITIONS. For purposes of this Article 4, the following terms shall have the following meanings:

          (a) "DISPOSE OF" means any transfer or assignment, whether voluntary or involuntary to a person other than a Permitted Transferee, whether by sale, exchange, pledge, encumbrance, judicial attachment, contribution to a trust or other entity, or otherwise. "Dispose of "shall not include: (i) a pledge of shares to a responsible financial institution in the United States, as collateral security for a bona fide loan made by such financial institution, provided that such financial institution agrees in writing that any disposition of the pledged shares for the account of the pledging Shareholder in the event of any default by such Shareholder shall be subject to the obligations imposed on such Shareholder by this Agreement, including but not limited to the right of first refusal granted to Newco and the other Shareholders hereunder, or (ii) a disposition to a wholly owned subsidiary of a Shareholder, so long as such transferees agree in writing to be bound by the terms of this Agreement.

          (b) "DISPOSING SHAREHOLDER" means a Shareholder who desires to Dispose of all or a part of the shares owned by the Shareholder.

          (c) "FIRST REFUSAL NOTICE" means the written notice to be mailed to Newco and Sykes and HPS by the Disposing Shareholder which shall describe in adequate detail the terms and conditions offered by, and the identity of, a bona fide prospective purchaser, lender or other transferee to whom Disposing Shareholder is considering Disposing of all or a part of the Disposing Shareholder's shares, which notice shall include a complete copy of the written offer of such purchaser, lender or other transferee.

          (d) "FIRST REFUSAL PRICE" means the price agreed upon between the Disposing Shareholder and the party or parties electing to exercise a right of first refusal under the terms hereof. In the absence of any agreed upon price, the term shall mean a purchase or redemption on terms and conditions substantially the same as those described in the First Refusal Notice given to the other parties hereto in accordance with the term of this Agreement. In the event such notice describes terms and conditions that are unique to proposed transaction and cannot readily be assumed by other parties, e.g., an exchange of shares in return for property or services, or in the event of a proposed gift, in the absence of an agreed upon price, the First Refusal Price shall be the Determined Value as provided in
Section 4.5.

         (e) "PERMITTED TRANSFEREE" means a wholly owned subsidiary of a Shareholder, provided, however, that no person shall become a "Permitted Transferee" without first agreeing to be bound by the terms of this Agreement in a manner satisfactory to Newco's Board of Directors.

         (f) "PRO RATA" means with respect to any right to acquire shares hereunder, pro rata based upon the number of shares owned by those Shareholders (assuming more than two parties are Shareholders under this Agreement) who shall duly exercise their option to acquire any shares offered hereunder. Thus, if only two Shareholders, each owning ten percent (10%) of Newco's shares, should elect to exercise their right of first refusal granted in this Agreement, each of them would have the right to purchase fifty percent (50%) of the shares available for purchase. "Pro Rata" means with respect to Tag-along Rights, pro rata based on the ratio of the shares proposed to be sold in the transaction to the total number of shares then outstanding.

         4.2   PREEMPTIVE RIGHTS.

               (a) RIGHT OF FIRST REFUSAL FOR PURCHASE OF STOCK SOLD BY NEWCO. If at any time Newco shall propose to sell any additional securities (including any stock held in the treasury and securities convertible into additional stock), Newco shall give the Investor Shareholders a written notice which shall describe in adequate detail the terms and conditions on which the Company proposes to sell additional securities, including, if applicable, conditions offered by, and the identity of, a bona fide prospective purchaser (the "Company First Refusal Notice") respecting such securities, offering them for disposition at the First Refusal Price.

               (b) TIME FOR ELECTION TO PURCHASE. Any Investor Shareholder electing to purchase any of the securities so offered for purchase shall notify Newco and the other Investor Shareholder of that election within the time period for elections set forth in the Newco First Refusal Notice, which shall be a reasonable period of time under the circumstances after the date of mailing of the Company First Refusal Notice. Such notice shall specify the number of securities that the Shareholder is willing to purchase. In the event that any electing Investor Shareholder is unwilling to purchase the entire Pro Rata portion of securities allocable to such Investor Shareholder for purchase, the portion rejected shall be allocated to the other electing Investor Shareholder if and to the extent it has indicated in its notice that it is willing to purchase more than what would be their Pro Rata portion if all Shareholders elected to exercise in full their right of first refusal. If an election to purchase shall not have been timely made as to the securities, or any portion thereof, offered for purchase, the portion of such securities as to which a right of refusal has not been exercised hereunder may, during a period of sixty
(60) days after
the expiration of the first refusal period granted herein to the Investor Shareholders, be sold upon substantially the same terms and conditions described in the Company First Refusal Notice previously given, provided that the purchaser executes this Agreement and agrees to be bound by the terms hereof. If, however, such securities shall not have been so sold, in whole or in part, within that sixty (60) day period, then a new Company First Refusal Notice must be sent hereunder to Sykes and HPS in the event that Newco wishes to sell such securities.

         (c) CLOSING OF PURCHASE. If Sykes or HPS elects to purchase all or any portion of the securities offered by Newco for purchase, the purchase shall be closed and the securities delivered free and clear of all liens and encumbrances, (other than any purchase money liens taken back by Newco at the closing, if applicable) at a closing to be held at the principal offices of Newco within (30) days after the expiration of the first refusal period granted herein to the Investor Shareholders.

     4.3   RIGHT OF FIRST REFUSAL

          (a) RIGHT OF FIRST REFUSAL FOR REDEMPTION OR PURCHASE OF SHARES DISPOSED OF BY SHAREHOLDERS. If at any time any Shareholder shall desire or be require to Dispose of all or any of the shares owned by such Shareholder, the Disposing Shareholder shall give Newco, Sykes and HPS, a First Refusal Notice respecting those shares offering them for disposition at the First Refusal Price. If Newco, within twenty (20) days after the date of mailing of the First Refusal Notice, does not elect to redeem all of the shares offered for redemption or purchase in accordance with the terms of this Agreement, then for an additional twenty-five (25) days, the Investor Shareholders shall have the option of purchasing the remaining shares offered for disposition, Pro Rata, at the First Refusal Price. If the Investor Shareholders do not elect to purchase all the remaining shares, the Board of Directors (exclusive of any Director who is designated by, or who is an officer, director, employee or any agent of, the Disposing Shareholder or its Affiliate), acting on behalf of Newco, may assign the right to purchase the remaining shares at the First Refusal Price to one or more third parties provided that such third parties pay the First Refusal Price in cash and agree to execute a shareholder agreement acceptable to Newco and Non-disposing Shareholders and agree to be bound by the terms hereof.

          (b) TIME FOR ELECTION TO REDEEM OR TO PURCHASE. Newco, and/or Sykes and/or HPS, and/or any assignee of Newco who elects to redeem or to purchase any of the Shares so offered for redemption or purchase shall notify the Disposing Shareholder, Newco and all other Shareholders of that election within twenty
(20) days after the date of mailing of the First Refusal Notice if the electing party is Newco, or within forty-five (45) days after such date of mailing if any Investor Shareholder or an assignee of Newco. Such notice shall specify the number of shares that the sender is willing to purchase. In the event that any electing Investor Shareholder is unwilling to purchase the entire Pro Rata portion of shares allocable to such Investor Shareholder for purchase, the portion rejected shall be allocated among the other electing Investor Shareholder if and to the extent it has indicated in its notice that it is willing to purchase more than what would be its Pro Rata portion if both Investor Shareholders elected to exercise in full their right of first refusal. If an election to redeem or to purchase shall not have been timely made, either by Newco, and/or by the Investor Shareholders, and/or by any assignees of Newco, or any combination of the foregoing, as to all (and not less than all) the shares offered for redemption or purchase, such shares may, during a period of one hundred twenty (120) days after the expiration of the first refusal period granted herein, be Disposed of to the purchaser or other transferee named in, and upon substantially the same terms and conditions described in, the First Refusal Notice previously given the other parties, provided that the transferee executes this Agreement and agrees to be bound by the terms hereof. If, however, such shares shall have not been so Disposed of, in whole or in part, and the certificates therefor presented for transfer within that one hundred twenty (120)-day period, then such shares shall again become restricted as though they had never been offered to Newco or to the Investor Shareholders in accordance with this Agreement. No Shareholder shall dispose of shares without first complying with the Right of First Refusal. Shareholders other than Investor Shareholders shall have no right to purchase shares pursuant to this Right of First Refusal, except in the capacity as assignor of Newco.

          (c) CLOSING OF REDEMPTION OR PURCHASE. If Newco, and/or Sykes and/or HPS and/or any assignee(s) of Newco elect to purchase collectively all (and not less than all) the shares offered for redemption or purchase, the redemption and/or purchase shall be closed and the Disposing Shareholder's shares offered for redemption or purchase shall be delivered free and clear of all liens and encumbrances (other than any purchase money liens taken back by the Disposing Shareholder at the closing, if applicable), at a closing to be held at the principal offices of Newco within thirty (30) days after the expiration of the first offer period granted herein to the Investor Shareholders.

     4.4  SALE OF SHARES TO A THIRD PARTY.

          (a) TAG-ALONG RIGHTS. If, at any time, Sykes or HPS (the "Disposing Shareholders") propose to sell shares to any one or more third parties who are not, and following such sale will not be, a wholly owned subsidiary of an Investor Shareholder (a "Third Party"), the other Investor Shareholder shall have the right to participate (a "Tag-Along Right") in such sale with respect to any shares, including any shares issuable upon exercise of any vested options or warrants (if any) held by such Investor Shareholder, on a Pro Rata basis for the same consideration per Share and otherwise on the same terms as the Disposing Shareholders. If circumstances occur which give rise to the Tag-Along Right, then the Disposing Shareholder shall give written notice to Newco and the other Investor Shareholder, providing the particulars of the proposed sale to the Third Party and advising such other Investor Shareholder of its Tag-Along Rights. This notice shall not be given until the expiration of all rights of First Refusal under Section 4.3. The other Investor Shareholder may exercise its Tag-Along Right by written notice to Newco and the Disposing Shareholder within twenty-five (25) days of the date of mailing of the Disposing Shareholder's notice stating the number of shares that it wishes to sell, up to the maximum number permitted herein. If any Investor Shareholder gives written notice indicating that such Investor Shareholder wishes to sell, such Investor Shareholder shall be obligated to sell that number of shares specified in its written acceptance notice upon the same terms and conditions as the Disposing Shareholder is selling to the Third Party and shall not be subject to the requirement of Section 4.3. The Tag-Along Right provided in this Section 4.4 shall be in addition to the Right of First Refusal provided in Section 4.3 and shall not relieve the Disposing Shareholder of the obligation to provide the First Refusal Notice provided herein. No Shareholder, other than an Investor Shareholder, shall have any Tag-Along Right.

          (b) DRAG-ALONG RIGHTS. If, at any time, any Investor Shareholder (the "Disposing Shareholder") proposes to sell shares to a Third Party, such Shareholder shall, upon written notice to the Company and the other Shareholders given at least twenty-five (25) days prior to the proposed sale, have the right to require each other Shareholder, other than an Investor Shareholder, to participate (a "Drag-Along Right") in such sale with respect to any shares, including any shares issuable upon exercise of any vested options, which are held by any such Shareholder corresponding to the relationship of the aggregate number of such shares to be sold by the Shareholders to the total number of shares outstanding for the same consideration per Share and otherwise on the same terms as the Disposing Shareholder.

          (c) COORDINATION WITH OPTIONS. For purposes of Section 4.4. (b), to the extent that Shares issuable upon exercise of a vested option are to be sold pursuant to the exercise of a Drag-Along Right, the holders of such options or securities shall not be required to exercise their options or convert their securities, as the case may be, until all conditions to the commitment by the Third Party to purchase the shares into which such options are exercisable or such securities are convertible pursuant to the exercise of a Drag-Along Right have been satisfied or waived.

     4.5 DETERMINATION OF SHARE VALUE. Whenever the Determined Value of shares is required to be determined hereunder, the Determined Value shall be agreed upon by the holder of the shares and Newco within ten (10) days following the expiration of the applicable notice period. If the interested Shareholders and Newco are unable to agree upon the Determined Value within such period of time, Newco shall promptly select a firm experienced in valuing businesses similar to Newco's business and shall promptly notify the interested Shareholders of its selection. The interested Shareholders shall have ten (10) days after the receipt of such notification to accept the firm selected by Newco or to select another firm experienced in valuing businesses similar to Newco's. If the interested Shareholders accept the firm selected by Newco, (i) such firm shall promptly provide to Newco and the interested Shareholders its estimate of the Determined Value, whereupon such estimate shall be the Determined Value, and
(ii) Newco shall pay the fees charged by such firm. If the interested Shareholders do not accept the firm selected by Newco, such firm and the firm selected by a majority of the interested Shareholders shall each promptly submit to Newco, the interested Shareholders and each other its estimate of the Determined Value. If the lower of the two estimates is greater or equal to ninety percent (90%) of the higher of the two estimates, the average of the two estimates shall be the Determined Value. If the lower estimate is less than ninety percent (90%) of the higher estimate, the two firms shall select a third firm experienced in valuing businesses similar to Newco's, which firm shall select from two estimates the estimate that is closet to such third firm's estimate of the Determined Value, whereupon such selected estimate shall be the Determined Value. In the event that a majority of the interested Shareholders do not accept the firm selected by Newco, each of Newco and the interested Shareholders (Pro Rata among them based on the relative number of shares owned by each) shall pay the fees charged by the firm selected by it or them.

Newco and the interested Shareholders (Pro Rata among them based on the relative number of shares owned by each) shall share equally the fees charged by the third firm. The Determined Value shall be determined as of the last day of the month preceding the date on which the right to purchase the shares arose. In no event shall the Determined Value reflect a discount for minority interests. The parties intend that the Determined Value per share shall be equal to the Determined Value of Newco divided by the total number of shares outstanding (with reasonable and appropriate adjustments for any vested stock options where the exercise price of the option is less than the fair market value of the shares). The Determined Value of shares issuable upon exercise of a vested option shall be equal to the Determined Value of the underlying shares, less the exercise price of such option.

     4.6 REMEDY FOR VIOLATION. In the event that any person Disposes of any shares in violation of any of the provisions of this Agreement, such disposition shall be void. In the event any restriction on transfer herein shall be held invalid, Newco and the other Shareholders shall have the right to redeem or purchase, as the case may be, all or any shares disposed of in violation of the invalidated restrictions from the then holder thereof (a) at the price and on the terms on which such shares were acquired by such holder, if such shares were acquired by the holder in a purchase transaction, or (b) at the election of the redeeming or purchasing parties, or in the case of a transaction that is unique or the terms of which cannot readily be assumed by other parties, at the Determined Value of such shares. The rights given by this paragraph shall accrue first to Newco and then, Pro Rata, to the Investor Shareholders and then, Pro Rata to the other Shareholders, and then to any assignee(s) of Newco. Newco shall notify the Shareholders promptly of the final judgment holding the transfer restriction invalid, and shall have one hundred twenty (120) days after the date of mailing of such notice to elect to exercise its redemption option by mailing written notice of such election to the holder of the shares and all the shares available for redemption or purchase hereunder, each Shareholder shall have sixty (60) days after the date of mailing of Newco's initial notice to notify the holder of the shares, Newco and all other Shareholders of such Shareholder's election to purchase all or any party of such Shareholder's Pro Rata portion of the shares. If the other Shareholders do not elect to purchase all the remaining shares, Newco may assign the right to purchase all or any part of the remaining shares to one or more third parties provided that such third parties agree to execute this Agreement and agree to be bound by the terms hereof.

     4.7 ENDORSEMENT ON CERTIFICATES EVIDENCING SHARES. Each certificate representing Shares now or hereafter held by Shareholders or their transferees and successors, shall be stamped with a legend in substantially the following form:

     "The certificate represents Shares, the sale, disposition, pledge, encumbrance or other transfer of which is subject to limitations and restrictions (including without limitation, certain rights of first refusal and mandatory purchase and sale obligations), and the voting of which is subject to agreements and restrictions, a full statement of which will be furnished by Newco to any Shareholder upon request and without charge."

5. REPRESENTATIONS AND WARRANTIES

     Sykes, with respect to Sykes, makes the following representations and warranties to HPS, and HPS with respect to HPS, makes the following representations and warranties to Sykes, each of which, in any case, is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Sykes or HPS, as the case may be, or any knowledge of Sykes or HPS, as the case may be, other than as specifically disclosed in the Schedules to this Agreement, and shall survive the Closing of the transactions provided for herein. The term "Company" as used in this Agreement, means either Sykes or HPS, as the case may be.

     5.1  CORPORATE.

          (a) ORGANIZATION. Sykes is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. HPS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) CORPORATE POWER. Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto and to carry out the transactions contemplated hereby and thereby.

     5.2 AUTHORITY. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company. No other or further corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid binding agreements of Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     5.3 NO VIOLATION. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any statue or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company, under any term or provision of the Articles of Incorporation or Bylaws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

6.   OTHER MATTERS

     6.1 NONCOMPETITION; CONFIDENTIALITY. Subject to the Closing, and as an inducement to execute this Agreement and complete the transactions contemplated hereby, Sykes and HPS each hereby covenant and agree as follows:

          (a) COVENANT NOT TO COMPETE. During the term of this Agreement and for a period of sixty (60) months following the termination or expiration of this Agreement, (1) Newco agrees that it will not directly or indirectly engage in any businesses which competes with HPS in the HPS Core Business or which competes with Sykes in the Sykes Core Business; (2) HPS Agrees that it will not directly or indirectly engage in any business which competes with Newco in the Newco Core Business or with Sykes in the Sykes Core Business, provided that nothing contained herein shall prohibit HPS from continuing to provide Care Management Services pursuant to contracts with Care Management Services already in place as of the date hereof; and (3) Sykes agrees that it will not directly or indirectly engage in any business which competes with Newco in the Newco
Core Business or with HPS in the HPS Core Business. This covenant not to compete shall have worldwide scope.

               For purposes of this Section 6.1, the following terms shall have the following meanings:

               (i) "HPS CORE BUSINESS" means the business of providing marketing, distribution, enrollment, premium billing and collection, claims administration, and information services to medical benefits payors and health care providers, including customer service activities related thereto. While HPS is in the business of providing Care Management Services to medical benefits payors and health care providers and will continue to contract with payors and providers to provide such services in the future, it shall outsource this business to Newco pursuant to its Care Management Outsourcing Agreement with Newco except to the extent that it currently has other contractual commitments with other care management providers to provide such services.

               (ii) "CARE MANAGEMENT SERVICES" means the business of providing utilization review (which includes, but is not limited to, pre-admission certification, prior authorization, prospective length of stay approvals, second opinions, concurrent review and discharge planning), catastrophic medical case management, disease management and demand (24) hours a day, 7 days a week) management services to benefits payors and health care providers, including third party administrators, provider organizations such as independent profession associations and provider management companies.

               (iii) "SYKES CORE BUSINESS" means the business of (A) operating standalone call centers to provide (1) technical product support services to end users for computer hardware and software companies, and (2) help desk services to major companies to provide their employees with help in operating their equipment and software, (B) providing information technology development services and solutions to large corporations on a contract or temporary staffing basis, including software design, development integration and implementation services, systems support and maintenance (C) providing foreign language translation and software localization services, and (D) providing a standalone/physically dedicated call center and related services (both inbound and outbound) to customers.

               (iv) "NEWCO'S CORE BUSINESS" means the business of operating call centers to provide Care Management Services to medical benefits payors, health care providers and organizations comprised of such entities and other providers of Care Management Services, such as third party administrators, provider organizations and provider management companies.

               (v) "COMPETE" means, in addition to the customary and accepted definition of compete, all of the following:

                    (A) directly or indirectly engage in, continue in or carry on any business which competes with such business or its substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged; and

                    (B) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete.

     The term "Competes with" shall not include the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend throughout the United States and the entire world. The parties agree that the geographic scope of this covenant not to compete is reasonable because telecommunications is a global business and Sykes has substantial international operations. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. This covenant not to compete has been separately bargained for and is a material inducement to the willingness of the Investor Shareholders to invest in Newco and enter into this Agreement.

          (b) COVENANT OF CONFIDENTIALITY. Neither Sykes, HPS nor Newco shall at any time subsequent to the Closing, except as explicitly requested by Sykes, HPS or Newco, as the case may be, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning any other party hereto. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which Sykes, HPS or Newco, as the case may be, has an interest, all customer lists and customer information, and all other information concerning processes, apparatus, equipment, services, marketing and distribution methods of Sykes, HPS or Newco, as the case may be, not previously disclosed to the public directly by Sykes, HPS or Newco, as the case may be. (Notwithstanding the foregoing, this provision shall not limit in any way the Investor Shareholders' rights to consult with management of Newco and inspect the books and records of Newco.)

          (c) EQUITABLE RELIEF FOR VIOLATIONS. Sykes, HPS, Newco and the other Shareholders agree that the provisions and restrictions contained in this
Section 6.1 are necessary to protect the legitimate continuing interests of Sykes, HPS and Newco, and that any violation or breach of these provisions will result in irreparable injury to Sykes, HPS and Newco, respectively, for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Sykes, HPS and Newco, respectively, for such violation or breach and regardless of any other provision contained in this Agreement, Sykes, HPS and Newco, respectively, shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this section 6.1.

     6.2 HSR ACT FILINGS. To the extend such filings have not been completed prior to the execution of this Agreement, Sykes and HPS shall, in cooperation with the other, file any reports or notifications that maybe required to be filed by it under the HSR act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communications, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, Sykes and HPS shall consult with each other.

     6.3 SUBCONTRACT FOR EXISTING CALL CENTER SERVICES OF HPS. Following the Closing, and to the extend HPS is not contractually prohibited from doing such and can obtain the necessary consents, Newco and HPS shall enter into any agreement (the "Care Management Agreement") providing for the subcontracting of call center services provided by HPS which relate to utilization review, medical case management special claims review and other managed care related services. The scope of such Agreement shall be as may be mutually agreed upon in good faith by the parties.

     6.4 SUPPORT SERVICE CONTRACT. Following the Closing, Newco, Sykes and HPS shall enter into a contract or contracts providing for various administrative support services to be provided at actual cost by Sykes and HPS to Newco (the "Support Service Contract"). The scope of such contract or contracts shall be as may be mutually agreed upon in good faith by the parties.

     6.5 SYKES CALL CENTER SUPPORT. Following the Closing, Sykes shall consult, if asked, with Newco regarding call center technology and shall assist Newco in designing Newco's call center and training newco's call center staff. The scope and terms of such support shall be as may be mutually agreed upon in good faith.

     6.6  GUARANTEE OF ACQUISITION LINE OF CREDIT.

          (a) Sykes and HPS anticipate that Newco may establish a $75,000,000 line of credit with a third party lender for the purpose of providing financing for the acquisition of companies providing services similar to the business described in Section 1.3.Sykes and HPS shall each execute guarantees of 50% of the indebtedness of Newco under any such line of credit in form reasonable requested by the lender.

          (b) Sykes and HPS anticipate that the line of credit will provide for the release of Sykes and HPS from their respective guarantees upon Newco's attainment of specified financial performance targets and rations. The obligations of Sykes and HPS under this Section 6.6 shall terminate upon the attainment by Newco of the financial performance targets and ratios specified in such line of credit. The obligations of Sykes and HPS under this Section 6.6 shall also terminate upon the successful completion of the first registered offering of common stock of Newco, which offering is underwritten on a firm commitment basis and produces gross proceeds in excess of 1.25 times the total amount of Newco's outstanding shareholder and bank debt on the date of the offering. In addition, all guarantees executed by Sykes and HPS shall provide that upon the completion of such initial public offering, Sykes and HPS will be released from all guarantees of Newco's indebtedness.

          (c) The execution of any guarantee shall not effect the requirement that any acquisition by Newco be approved by all of the directors of Newco as provided in Section 3.6(k) of this Agreement.

7.  CONDITIONS PRECEDENT TO OBLIGATIONS

     Each and every obligation of Sykes and each and every obligation of HPS to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

     7.1 REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by the other party in this Agreement, and in any instrument, list, certificate or writing delivered by the other party pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Sykes or HPS, as the case may be.

     7.2 COMPLIANCE WITH AGREEMENT. The other parties shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 8.1.

     7.3 ABSENCE OF SUIT. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Sykes, HPS or any of the shareholders affiliates, officers or directors of either of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

     7.4 CONSENTS AND APPROVALS. All approvals, consents and waivers with respect to the other party that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have be delivered.

8.   CLOSING

     The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner in Tampa, Florida on December 18, 1997, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

     8.1 DOCUMENTS TO BE DELIVERED BY SYKES AND HPS. At the Closing, Sykes, HPS and Newco shall deliver all the following documents, in each case fully executed or otherwise in proper for:

          (a) Sykes and HPS shall deliver to Newco, the payment of the initial capital contribution referred to in Section 2.1;

          (b) Sykes, HPS and Newco shall deliver the Loan Agreements;

          (c) All other documents, instruments or writing required to be delivered by Sykes, HPS or Newco at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Sykes or HPS may reasonably request.

     8.2 ORGANIZATION MEETING. At the Closing, simultaneously with the delivery of documents referred to in Section 8.1, the Shareholders shall hold an organization meeting of Newco. At such meeting, (a) the Shareholders shall appoint the initial Board of Directors of Newco; (b) the newly-elected Board of Directors shall meet for the purpose of electing officers of Newco; and (c) the agreements and documents referred to in this Agreement to which Newco is a party shall be authorized on behalf of Newco.

9.   TERMINATION

     9.1 SURVIVAL OF AGREEMENT. It is the intention of the parties that this Agreement shall survive the formation of Newco and serve as a binding agreement on the parties and their respective successors and assigns including, without limitation, any future shareholders of Newco who agree to be bound by the terms hereof.

     9.2. TERMINATION. Notwithstanding the provisions of Section 9.1 hereof, this Agreement shall terminate, and shall no longer have any force or effect, upon the earliest of (a) its termination by mutual written consent of Sykes and HPS, (b) the failure of any of the conditions precedent set forth in Section 7,
(c) any transfer of shares of Newco which results in Newco having no more than one Shareholder, or (d) the dissolution and liquidation of Newco.

     9.3. CONSEQUENCES OF TERMINATION. Upon the termination of this Agreement pursuant to Section 9.2 above, all rights and obligations under this Agreement shall immediately terminate except the following which shall survive termination of this Agreement for any reason: (a) all claims of any Party against the other party for damages arising out of acts or omissions of such other Party outside the scope of this Agreement, or in breach of this Agreement, (b) all rights and obligations of the parties accrued during the term of this Agreement, and (c) the provisions of Section 2.3.(b) (pro rate repayment of Loans), Section 6.1 (Non-Competition; Confidentiality), and Article 13 (Resolution of Disputes) of this Agreement.

     9.4. DISSOLUTION OF NEWCO UPON TERMINATION. In the event this Agreement is terminated as herein provided prior to Closing, but Newco shall ready have been organized and capitalized, Newco shall be promptly liquidated and all capital contributions shall be returned to the Shareholders, less their pro rate share of expenses incurred in connection with the negotiation and execution of this Agreement, the formation of Newco, and the organization and liquidation of Newco.

10.  FURTHER ASSURANCE

     From time to time, at the other party's request and without further consideration, each party to this Agreement will execute and deliver to the other party such documents and take such other action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

11.  DISCLOSURES AND ANNOUNCEMENTS

     Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Sykes or HPS shall be subject to the approval of the other in all essential respects, except that approval shall not be required as to any statements and other information which a party may submit to the Securities and Exchange Commission, the New York Stock Exchange or the Nasdaq National Market, or its shareholders or be required to make pursuant to any rule or regulation of the

Securities and Exchange Commission, New York Stock Exchange, Nasdaq National Market, or otherwise required by law.

12.  ASSIGNMENT; PARTIES IN INTEREST

     12.1. ASSIGNMENT. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.

     12.2. PARTIES IN INTEREST. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

13.  RESOLUTION OF DISPUTES

     13.1. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Tampa, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 13. Notwithstanding the foregoing, Newco may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Sykes or HPS under Section 6.1 (covenant not to compete) of this Agreement.

     13.2. ARBITRATORS. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $1,500,000, then the panel to be appointed shall consist of one neutral arbitrator to be mutually agreed upon by the parties; otherwise, the panel shall be comprised of three neutral arbitrators of whom one shall be selected by each party within twenty (20) days, and a third arbitrator shall be selected by these two selected arbitrators. If one of the parties fails to timely select an arbitrator, the arbitrator that was timely selected shall be the sole arbitrator. If neither party timely selects an arbitrator, the first arbitrator selected thereafter shall be the sole arbitrator, no other being appointed. Where each of the parties timely selects an arbitrator, said arbitrator will have ten (10) days from the end of the twenty (20)-day period to select the third arbitrator. In the event the arbitrators are unable to timely agree on the third arbitrator, either party may petition any official of the American Arbitration Association for appointment of the third arbitrator and the parties agree to accept any arbitrator appointed by such official subject to the limitations hereof. Arbitrators must be reasonably independent of the parties and their principals. Persons who are hereby expressly disqualified to serve as arbitrators are principals of the parties, relatives of said principals, employees of the parties or said principals, persons not residing within 100 miles of Tampa, Florida, attorneys, accountants, and other business persons have professional or business relationships with the parties or said principals.

     13.3. PROCEDURES; NO APPEAL. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances, provided that any party shall be entitled to reasonable production of documents and not less than (i) 16 hours of deposition examination and 20 written interrogatories if the matter in controversy (exclusive of attorneys fees and costs) is $1,500,000 or less; and (ii) 24 hours of deposition examination and 40 written interrogatories if the matter in controversy (exclusive of attorneys fees and costs) exceeds $1,500,000. The arbitrators shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process. The privileges, including, without limitation, the attorney-client privilege, shall apply in arbitration.

     13.4. AUTHORITY. The arbitrator(s) shall have authority to award relief from under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as in determined to be appropriate by the arbitrator(s).

     13.5. ENTRY OF JUDGMENT. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Each party hereby submits to the in personam jurisdiction of the Federal and State courts in Hillsborough County, for the purpose of confirming any such award and entering judgment thereon.

     13.6. CONFIDENTIALITY. All proceedings under this Articles 13 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

     13.7 CONTINUED PERFORMANCE. The fact that the dispute resolution procedures specified in this Article 13 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

     13.8 TOLLING. All applicable statues of limitation shall be tolled which the procedures specified in this Article 13 are pending. The parties will take such action, if any, required to effectuate such tolling.

     13.9. EXPENSES OF ARBITRATION. Except as otherwise may be provided in this Agreement, the expenses of arbitration will be borne equally by the parties, provided that each party will bear cost of its own experts, evidence and attorneys' fees, except that, in the discretion of the arbitrators, any award in arbitration may include attorney' fees if the arbitrators expressly determine that the party against whom such an award is entered has caused the dispute to be submitted to arbitration in bad faith or as a dilatory tactic. No arbitration will be commenced after the date when institution of legal or equitable proceedings based upon the same subject matter would be barred by the applicable statute of limitations.

14.  LAW GOVERNING AGREEMENT

     This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

15.  AMENDMENT AND MODIFICATION

     The parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

16.  NOTICE

     All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

          (a)  If to Sykes, to:

               Sykes Enterprises, Incorporated
               100 North Tampa Street, Suite 3900
               Tampa, FL 33602
               Attention:   John L. Crites, Jr.,
                            Vice President and General Counsel
               Facsimile: 813-273-0148

               (with a copy to)

               Martin A. Traber, Esq.
               Foley & Lardern
               100 North Tampa, Suite 2700
               Tampa, FL 33602

or to such other person or address as Sykes shall furnish to HPS in writing.

          (b)  If to HPS, to:

               HealthPlan Services Corporation
               3501 Frontage Road
               Tampa, FL 33607
               Attention: Phil Dingle, Esq.
               Facsimile: 813-287-6629

               (with a copy to)

               David C. Shobe, Esq.
               501 Kennedy Blvd., Suite 1700
               Tampa, FL 33601
               Facsimile: 813-229-8313

or to such other person or address as HPS shall furnish to Sykes in writing.

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section

17.  EXPENSES

     Regardless of whether or not the transactions contemplated hereby are consummated:

     17.1. BROKERAGE. Sykes and HPS each represent and warrant to each other that there is not broker involved or in any way connected with the subject matter of this transaction. Sykes agrees to hold HPS harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Sykes in connection with the execution of this Agreement or the transactions provided for herein. HPS agrees to hold Sykes harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of HPS in connection with the execution of this Agreement or the transactions provided for herein.

     17.2. PRE-CLOSING EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid or reimbursed in full by Newco. Newco shall pay any filing fees (including, without limitation, the HSR Act filing fee) and the fee of its registered agent.

     17.3. OTHER. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     17.4. COSTS OF LITIGATION OR ARBITRATION. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 13) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

18.  ENTIRE AGREEMENT

     This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warrants between the parties other than those set forth or provided for herein. For the purpose of interpretation, no party shall be deemed the draftsperson of this Agreement or any document delivered at Closing.

19.  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.  HEADINGS

     The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

21.  FURTHER DOCUMENTS

     The parties each agree to execute all other documents and to take such other action or corporate proceedings as may be necessary or desirable to carry out the terms hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                        SYKES ENTERPRISES, INCORPORATED


                                        By /s/ JOHN H. SYKES
                                        -----------------------------
                                           John H. Sykes, President

                                        HEALTH PLAN SERVICES CORPORATION


                                        By /s/ JAMES K. MURRAY, JR.
                                        -----------------------------
                                         James K. Murray, Jr., Chairman & CEO

                       AGREEMENT TO BE BOUND BY AGREEMENT

     Effective as of December 18, 1997, Sykes HealthPlan Services, Inc., a Florida corporation, hereby and agrees to be bound by all of the terms, covenants, representations, warranties and other provisions of the Agreement by and between Sykes and HPS dated December 18, 1997 ("Agreement") that are applicable to Newco, any "Party," the "Parties" (as those terms are defined in the Agreement) as if Newco was an original signatory of the Agreement.


                                        SYKES HEALTH PLAN SERVICES, INC.


                                        By /s/ DAVID E. GARNER
                                           ------------------------
                                               David E. Garner President

                                  AMENDMENT TO
                              SHAREHOLDER AGREEMENT

     THIS AMENDMENT to that certain Shareholder Agreement (the "Shareholder Agreement") dated December 18, 1997 by and among SYKES HEALTHPLAN SERVICES, INC., a Florida corporation ("SHPS"), SYKES ENTERPRISES, INCORPORATED, a Florida corporation ("Sykes"), and HEALTHPLAN SERVICES CORPORATION, a Delaware corporation ("HPS") is made and entered into effective as of the 28th day of February, 1998.

                                    RECITALS:

          WHEREAS, Sykes and HPS (each a "Shareholder" and collectively the "Shareholders") together own all of the outstanding voting common stock of SHPS;

          WHEREAS, SHPS became a party to the Shareholder Agreement upon its incorporation on December 18, 1997;

          WHEREAS, the Shareholder Agreement refers to and defines SHPS as "Newco"; accordingly, all references made herein to "Newco" shall mean SHPS;

          WHEREAS, the Shareholder Agreement, and the loan agreements and promissory notes (the "Loan Documents") contemplated therein and executed pursuant thereto, provide that the Shareholders shall each commit to make available to SHPS a term loan in the amount of $9,040,800 to be drawn upon by SHPS from time to time in increments of $100,000 (the "Lending Commitment");

          WHEREAS, the parties hereto wish to amend the provisions of the Shareholder Agreement to provide for the termination of the Lending Commitment; and

          WHEREAS, the parties wish to have each Shareholder make equal additional capital contributions to SHPS such that the total capitalization of SHPS will be increased to $34 million within 90 days of the Closing as that term is defined in Section 8 of the Shareholder Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Shareholder Agreement is amended as follows:

     1. Section 2.3, "Lending Commitment," is deleted in its entirety and replaced with the following provision:

          "2.3 SUBSEQUENT CAPITAL CONTRIBUTIONS. Each of the Shareholders shall contribute additional capital to Newco in equal amounts to increase Newco's capitalization to $34 million within 90 days of the Closing, at such date and time as specified by Newco."

     2. Section 3.13(h) is deleted in its entirety and replaced with the following provision:

          "(h) REPAYMENT OF LOANS/RELEASE OF GUARANTEES. In the event of a severance of Business Relationship under this Section 3.12, at the Closing the purchasing Shareholder shall cause Newco to repay in full all loans from the selling Shareholder and shall use its best efforts to cause the selling Shareholder to be released from all guarantees of Newco's indebtedness."

     3. Section 8.1(b) of the Shareholder Agreement is deleted.

     4. The reference in Section 9.3(c) of the Shareholder Agreement to "Section 2.3(b) (pro rata repayment of Loans)" is deleted.

     5. Exhibits C and D to the Shareholder Agreement are deleted.

     6. All other provisions of the Shareholder Agreement are hereby ratified and confirmed and shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Amendment on the 3rd day of March, 1998, effective as of the day and year first above written.

ATTEST:                             SYKES HEALTHPLAN SERVICES, INC.

James K. Murray III                 By: /s/ DAVID E. GARNER
                                       --------------------------
                                    Its: President


                                    SYKES ENTERPRISES, INCORPORATED

Lisa A. McAllister                  By:  /s/ JOHN H. SYKES
                                       --------------------------
                                    Its: President


                                    HEALTHPLAN SERVICES CORPORATION

Mary                                By: /s/ JAMES K. MURRAY, JR.
                                       -------------------------
                                    Its: Chairman and Chief Executive Officer

                                       2